Exhibit 99.1

News from Arch Coal, Inc.
FOR FURTHER INFORMATION:
Deck S. Slone
Vice President, Government, Investor and Public Affairs
314/994-2717
FOR IMMEDIATE RELEASE
Arch Coal, Inc. Reports Third Quarter 2009 Results
Arch Coal delivers a solid operating performance in weak market cycle

Earnings Highlights
	Quarter Ended		Nine Months Ended
In $ millions, except per share data	9/30/09	9/30/08	9/30/09	9/30/08
Revenues	$615.0	$769.5	$1,850.6	$2,253.9
Income from Operations	48.3	87.9	94.2	373.9
Net Income[1]	25.2	97.8	40.6	292.0
Fully Diluted EPS	0.16	0.68	0.28	2.02

Adjusted EBITDA[2]	$120.6	$159.9	$314.4	$590.3

1/-	Net income attributable to ACI.

2/-	Adjusted EBITDA is defined and reconciled under “Reconciliation of Non-GAAP Measures” in this release.
          ST. LOUIS (October 30, 2009) – Arch Coal, Inc. (NYSE: ACI) today reported net income of $25.2 million, or $0.16 per fully diluted share, in the third quarter of 2009 compared with net income of $97.8 million, or $0.68 per fully diluted share, in the third quarter of 2008. The company also recorded adjusted earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) of $120.6 million in the third quarter of 2009, representing a decline versus the prior-year quarter when stronger coal market conditions prevailed.
          “Arch’s third quarter financial results reflect an improved performance over the second quarter,” said Steven F. Leer, Arch’s chairman and chief executive officer. “We achieved margin expansion in each operating segment, driven by increased metallurgical coal demand in Central Appalachia and continued successful cost control across all regions. Our trading and brokerage operations also added incremental earnings in the quarter just ended.”
          For the first nine months of 2009, Arch earned net income of $40.6 million and adjusted EBITDA of $314.4 million. Net income and earnings per share figures included $7.2 million of expenses pertaining to the acquisition of Jacobs Ranch. By comparison, Arch earned net income of $292.0 million and adjusted EBITDA of $590.3 million in the prior-year period when coal market conditions were stronger.
Strategic Acquisition
          As previously announced, Arch completed the acquisition of Rio Tinto’s Jacobs Ranch mine on Oct. 1, 2009, for a purchase price of approximately $764 million, which includes an estimate for working capital adjustments. The company estimates synergies from the transaction of between $45 million and $55 million annually, beginning in 2010. Roughly one half of the synergies represent operational cost savings, while the remaining savings relate to administrative cost reductions as well as enhanced coal-blending optimization opportunities.
          “The acquisition of Jacobs Ranch will further expand our size, scale and strategic position in the Powder River Basin (“PRB”), the nation’s largest, fastest-growing and most cost competitive coal supply region,” said Leer. “The integration of Jacobs Ranch into Black Thunder also creates what we believe to be the largest single coal-mining complex in the world, and further strengthens Arch’s standing as a preferred, low-cost energy supplier to our nation’s electric power generators.”
          “The integration process has been smooth and swift to date, and we remain on target for complete integration during the fourth quarter,” said Leer. “This acquisition will allow us to reduce the expanded operation’s average cost structure, improve coal quality optimization, boost our operational flexibility and increase output as market conditions warrant.”
          “Looking ahead, this acquisition supplements our existing low-cost assets and reserves in the PRB and further positions the company to capitalize on improving coal market fundamentals as 2010 progresses,” continued Leer.
          During the fourth quarter of 2009, Arch expects to record roughly $8 million in one-time acquisition-related expenses related to severance costs, advisory and legal fees as well as other costs from the integration of the operations.
Financial Developments
          During the third quarter of 2009, Arch issued new debt and equity, with net proceeds from those transactions totaling nearly $900 million. Additionally, the company successfully amended and extended its $800 million revolving credit facility, increasing the capacity to $860 million through June 2011 and extending more than 95 percent of the original capacity through March 2013.
          Arch ended the third quarter of 2009 with $1.9 billion in total debt, slightly increasing its debt-to-total-capital ratio to 47 percent. At Sept. 30, the company had $1.466 billion of committed total liquidity, comprised of $840 million of cash on hand and $626 million available under its short-term borrowing facilities. On a pro forma basis at Oct. 1 (which reflects the payment of $764 million for the Jacobs Ranch acquisition), Arch had $702 million of committed total liquidity.
          “Arch’s successful capital markets transactions helped to pre-finance the Jacobs Ranch acquisition, further strengthen our balance sheet and expand our liquidity position,” said John T. Drexler, Arch’s senior vice president and chief financial officer. “We currently expect our cash on hand plus the expected cash flows from operations to sufficiently fund our anticipated capital spending plans for the remainder of this year and next year.”
Operational Results
          “Our mines turned in good operational performances in the third quarter of 2009 when compared with the second quarter, with each region achieving an increase in per-ton operating margin and demonstrating effective cost management,” said John W. Eaves, Arch’s president and chief operating officer. “In particular, our Western Bituminous region overcame several challenges during the first half of the year to deliver a significant expansion in operating margin in the third quarter. Additionally, our Central Appalachian region benefited from improving metallurgical coal sales in the quarter just ended compared with the second quarter of 2009.”

	Arch Coal, Inc.
	3Q09	2Q09	3Q08
Tons sold (in millions)	29.1	27.4	34.8
Average sales price per ton	$20.05	$19.43	$20.38

Cash cost per ton	$15.75	$16.26	$14.59
Cash margin per ton	$4.30	$3.17	$5.79

Total operating cost per ton	$18.19	$18.74	$16.65
Operating margin per ton	$1.86	$0.69	$3.73

Consolidated results may not tie to regional breakout due to rounding.
Above figures exclude transportation costs billed to customers.
Operating cost per ton includes depreciation, depletion and amortization.
Amounts reflected in this table exclude certain coal sales and purchases which have no effect on company results. For further description of the excluded transactions, please refer to the supplemental regional schedule that can be found at http://investor.archcoal.com.
          Consolidated tons sold and average sales price per ton increased modestly in the third quarter of 2009 compared with the second quarter, reflecting a larger sales percentage of Western Bituminous and Central Appalachian tons in the company’s overall sales mix. Third quarter 2009 consolidated per-ton operating costs declined 3 percent over the same time period, benefiting from cost containment across the company’s operating segments. Arch’s consolidated operating margin expanded nearly three-fold in the third quarter of 2009 compared with the second quarter.

	Powder River Basin
	3Q09	2Q09	3Q08
Tons sold (in millions)	21.5	21.3	26.2
Average sales price per ton	$12.26	$12.56	$11.21

Cash cost per ton	$10.04	$10.54	$9.27
Cash margin per ton	$2.22	$2.02	$1.94

Total operating cost per ton	$11.31	$11.84	$10.41
Operating margin per ton	$0.95	$0.72	$0.80

Above figures exclude transportation costs billed to customers.
Operating cost per ton includes depreciation, depletion and amortization.
          In the Powder River Basin, third quarter 2009 volumes increased slightly when compared with the second quarter, due to higher brokerage activity which offset lower production stemming from current weak coal market conditions. Average sales price declined $0.30 per ton over the same time period, resulting from lower pricing obtained on market-priced tons as well as a larger percentage of lower-priced Coal Creek tons in the region’s sales mix. Despite reduced production, third quarter 2009 operating costs fell by $0.53 per ton versus the second quarter, driven by ongoing cost containment efforts in the region. Arch’s Powder River Basin segment expanded its third quarter 2009 per-ton operating margin by 32 percent compared with the second quarter.

	Western Bituminous Region
	3Q09	2Q09	3Q08
Tons sold (in millions)	4.6	3.5	5.1
Average sales price per ton	$29.08	$29.93	$26.76

Cash cost per ton	$20.70	$26.06	$19.01
Cash margin per ton	$8.38	$3.87	$7.75

Total operating cost per ton	$25.57	$31.49	$22.69
Operating margin per ton	$3.51	($1.56)	$4.07

Above figures exclude transportation costs billed to customers.
Operating cost per ton includes depreciation, depletion and amortization.
          In the Western Bituminous region, third quarter 2009 volumes increased 1.1 million tons versus the second quarter, reflecting increased shipments among the operations in Utah. Average sales price declined $0.85 per ton over the same time period due to a less favorable mix of customer shipments. Third quarter 2009 operating costs declined $5.92 per ton compared with the second quarter, benefiting from the absence of longwall moves and improved cost control at the West Elk mine during the quarter just ended. The Western Bituminous region achieved a significant improvement in operating profit in the third quarter of 2009, recording operating margin of $3.51 per ton compared with a loss of $1.56 per ton in the second quarter.

	Central Appalachia
	3Q09	2Q09	3Q08
Tons sold (in millions)	3.0	2.7	3.5
Average sales price per ton	$62.44	$60.66	$78.95

Cash cost per ton	$49.32	$49.26	$47.56
Cash margin per ton	$13.12	$11.40	$31.39

Total operating cost per ton	$56.50	$57.30	$54.11
Operating margin per ton	$5.94	$3.36	$24.84

Above figures exclude transportation costs billed to customers.
Operating cost per ton includes depreciation, depletion and amortization.
Amounts reflected in this table exclude certain coal sales and purchases which have no effect on company results. For further description of the excluded transactions, please refer to the supplemental regional schedule that can be found at http://investor.archcoal.com.
          In Central Appalachia, third quarter 2009 volumes increased moderately compared with the second quarter, reflecting higher shipment levels of metallurgical, pulverized coal injection (PCI) and steam coal tons. Average price realizations rose by $1.78 per ton over the same time period, benefiting from higher pricing on metallurgical and PCI coal sales and increased metallurgical/PCI coal shipments. Third quarter 2009 operating costs declined $0.80 per ton versus the second quarter, driven by higher volume levels and cost control efforts across the operations. Arch’s Central Appalachian segment expanded its per-ton operating margin by 77 percent in the third quarter of 2009 versus the second quarter.
Coal Market Trends
          Arch believes that coal markets are in the early stages of recovery after having suffered a record decline in coal consumption during 2009. Specifically:

•	Improving global and domestic steel utilization is translating into increased demand for U.S. metallurgical grade coal. As seen in prior market cycles, strong metallurgical coal markets create a spillover effect on steam markets as high-quality steam coal migrates to metallurgical coal markets to meet rising demand.

•	A resumption of economic growth in Asia has fueled increased coal consumption in that region. In addition, ongoing supply constraints in traditional coal exporting nations should again help further tighten seaborne coal supply. These shifting trends in global seaborne coal supply flows will likely create opportunities for increased U.S. metallurgical and steam coal exports over time into both the Atlantic and Pacific markets.

•	While natural gas storage levels remain well above historical averages, the significant decline in rig counts along with under-investment across the natural gas sector and the prospect for recovery in industrial demand have increased natural gas futures prices to well above $5 per million Btu in 2010, which should reverse the trend of coal-to-gas switching.

•	While Arch estimates U.S. power demand will decline 4 percent in 2009 — due to one of the mildest summers on record in major coal consuming regions as well as significant declines in industrial demand stemming from the global recession — the company believes coal consumption could grow again in 2010 even if power demand increases only modestly. In particular, Arch expects coal to regain ground lost temporarily to competing fuels such as nuclear, hydro and natural gas, considering the start of nuclear refueling cycles, more normal weather patterns and higher natural gas price futures.

•	An estimated 55 million tons of additional domestic coal will be demanded by the new U.S. coal-fueled power plants coming online between 2009 and 2012.

•	Arch estimates total domestic coal supply will fall by roughly 100 million tons in 2009, with declines in nearly all coal producing basins. In particular, Arch believes Central Appalachia is on pace to produce 200 million tons of coal in 2009, with a fourth quarter annualized run rate of below 190 million tons. Rationalization of high-cost coal mines, continued regulatory and permitting challenges and the roll-off of high-priced contracts should further reduce production in that region during 2010.
          “While we are seeing improvement in met markets and in the underlying global and domestic economies, high stockpiles at U.S. generators will likely dampen steam coal markets in the first half of 2010,” said Leer. “Thus, we will continue to implement our company strategy of matching production levels to our expectations of market demand, which we believe is in the best interest of our shareholders. We will also retain the flexibility to respond to improving coal market fundamentals, which we believe will occur during the course of 2010 and 2011.”
Sales Contract Portfolio
          Including volume from Jacobs Ranch for the fourth quarter of 2009, Arch now projects total sales volumes from company-controlled operations of between 121 million and 125 million tons for full year 2009, excluding purchased coal from third parties.
          Given revised volume levels and limited sales commitments signed in the third quarter,

Arch is now fully committed and priced for 2009. Based on 2009 production levels, the company has uncommitted volumes of 15 million to 25 million tons in 2010, and uncommitted volumes of 80 million to 90 million tons in 2011. In addition, Arch has roughly 10 million tons of coal committed but not yet priced in 2010 and approximately 15 million tons committed but not yet priced in 2011.
          “During the third quarter, we sold additional volumes into met markets, putting us on target to sell 2 million tons into met and pulverized coal injection markets in 2009,” said Eaves. “Additionally, we successfully shipped another vessel of steam coal to China off the West Coast in September, and continue to have discussions for supplying the fast-growing Asia-Pacific market in the future.”
          “Our priorities for 2010 will be to more than double our sales of met and PCI coal, compete in the seaborne steam markets on an opportunistic basis, patiently market our uncommitted sales position and remain focused on profitably managing our business through a potentially muted 2010 domestic steam coal market,” added Eaves.
2009 Guidance
          Including the integration of Jacobs Ranch into Black Thunder during the fourth quarter, Arch now expects the following guidance ranges for 2009:
•	Sales volume from company-controlled operations in the 121 million to 125 million ton range, excluding purchased coal from third parties.

•	Earnings per fully diluted share in the $0.28 to $0.43 range. The company’s 2009 earnings per share estimate includes an expected $15 million of acquisition-related expenses ($0.06 per share) for Jacobs Ranch, and an estimated $16 million of non-cash intangible asset charges ($0.07 per share) related to above-market sales contract amortization stemming from the Jacobs Ranch acquisition that is expected to be recorded in the fourth quarter.

•	Adjusted EBITDA in the $449 million to $490 million range. EBITDA estimates exclude the impact of acquisition-related expenses for Jacobs Ranch.

•	Capital spending in the $160 million to $170 million range, excluding reserve additions.

•	Depreciation, depletion and amortization expense in the $314 million to $322 million range.
          “In light of the ‘Great Recession’ of 2009, we’re pleased to be profitably managing through a severe downturn in energy markets,” said Leer. “We are also seeing domestic and global economies begin to transition from recession to recovery. With the addition of the former Jacobs Ranch operation to our safe, environmentally responsible and low-cost operational profile, we are strongly positioned for the upturn which we believe is just beginning to be reflected in coal demand.”
          “Looking ahead, it’s our view that ongoing supply constraints here at home and around the world — coupled with a rebound in energy demand globally — will exert upward pressure on coal prices over the long term. We intend to manage our business accordingly. Arch is strategically positioned as the nation’s second largest coal producer to service the expected growth in coal demand both domestically and abroad.”
          A conference call discussing Arch Coal’s third quarter 2009 financial results will be webcast live today at 11 a.m. E.D.T. The conference call can be accessed via the “investor” section of the Arch Coal Web site (www.archcoal.com <http://www.archcoal.com>).
          St. Louis-based Arch Coal is the second largest U.S. coal producer. Through its national network of mines, Arch supplies cleaner-burning, low-sulfur coal to U.S. power producers to fuel roughly 8 percent of the nation’s electricity. The company also ships coal to domestic and international steel manufacturers as well as international power producers.
Forward-Looking Statements: This press release contains “forward-looking statements” — that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.
# # #

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Revenues
Coal sales	$614,957	$769,458	$1,850,609	$2,253,925

Costs, expenses and other
Cost of coal sales	489,290	567,372	1,503,937	1,650,259
Depreciation, depletion and amortization	71,468	72,185	212,986	217,180
Selling, general and administrative expenses	24,029	22,235	70,770	80,937
Change in fair value of coal derivatives and coal trading activities, net	(3,342)	18,382	(10,328)	(65,336)
Costs related to acquisition of Jacobs Ranch	791	—	7,166	—
Other operating expense (income), net	(15,617)	1,354	(28,141)	(2,993)

	566,619	681,528	1,756,390	1,880,047

Income from operations	48,338	87,930	94,219	373,878

Interest expense, net:
Interest expense	(29,791)	(17,019)	(70,466)	(56,228)
Interest income	399	235	7,284	1,128

	(29,392)	(16,784)	(63,182)	(55,100)

Income before income taxes	18,946	71,146	31,037	318,778
Provision for (benefit from) income taxes	(6,270)	(26,881)	(9,590)	26,059

Net income	25,216	98,027	40,627	292,719
Less: Net (income) loss attributable to noncontrolling interest	(31)	(179)	11	(727)

Net income attributable to Arch Coal, Inc.	$25,185	$97,848	$40,638	$291,992

Earnings per common share
Basic earnings per common share	$0.16	$0.68	$0.28	$2.03

Diluted earnings per common share	$0.16	$0.68	$0.28	$2.02

Weighted average shares outstanding
Basic	155,622	144,035	147,122	143,885

Diluted	156,005	144,898	147,332	144,848

Dividends declared per common share	$0.09	$0.09	$0.27	$0.25

Adjusted EBITDA (A)	$120,566	$159,936	$314,382	$590,331

(A)	Adjusted EBITDA is defined and reconciled under “Reconciliation of Non-GAAP Measures” later in this release.

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	September 30,	December 31,
	2009	2008
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$840,293	$70,649
Trade accounts receivable	173,994	215,053
Other receivables	20,662	43,419
Inventories	237,293	191,568
Prepaid royalties	25,711	43,780
Deferred income taxes	33,830	52,918
Coal derivative assets	23,721	43,173
Other	45,539	45,818

Total current assets	1,401,043	706,378

Property, plant and equipment, net	2,745,469	2,703,083

Other assets
Prepaid royalties	83,722	66,918
Goodwill	46,832	46,832
Deferred income taxes	302,377	294,682
Equity investments	90,306	87,761
Other	124,189	73,310

Total other assets	647,426	569,503

Total assets	$4,793,938	$3,978,964

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$129,048	$186,322
Coal derivative liabilities	5,640	10,757
Accrued expenses and other current liabilities	166,448	249,203
Current maturities of debt and short-term borrowings	195,333	213,465

Total current liabilities	496,469	659,747
Long-term debt	1,692,167	1,098,948
Asset retirement obligations	270,642	255,369
Accrued pension benefits	63,904	73,486
Accrued postretirement benefits other than pension	40,566	58,163
Accrued workers’ compensation	27,706	30,107
Other noncurrent liabilities	80,473	65,526

Total liabilities	2,671,927	2,241,346

Redeemable noncontrolling interest	8,940	8,885

Stockholders’ Equity
Common stock	1,643	1,447
Paid-in capital	1,718,088	1,381,496
Treasury stock, at cost	(53,848)	(53,848)
Retained earnings	479,025	478,734
Accumulated other comprehensive loss	(31,837)	(79,096)

Total stockholders’ equity	2,113,071	1,728,733

Total liabilities and stockholders’ equity	$4,793,938	$3,978,964

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Nine Months Ended
	September 30,
	2009	2008
	(Unaudited)
Operating activities
Net income	$40,627	$292,719
Adjustments to reconcile to cash provided by operating activities:
Depreciation, depletion and amortization	212,986	217,180
Prepaid royalties expensed	24,140	27,161
Gain on dispositions of property, plant and equipment	(81)	(178)
Employee stock-based compensation expense	10,253	9,768
Changes in:
Receivables	63,785	(29,646)
Inventories	(45,725)	3,923
Coal derivative assets and liabilities	21,911	(57,929)
Accounts payable, accrued expenses and other current liabilities	(74,607)	28,821
Deferred income taxes	(15,165)	8,067
Other	8,319	8,208

Cash provided by operating activities	246,443	508,094

Investing activities
Capital expenditures	(280,033)	(414,125)
Proceeds from dispositions of property, plant and equipment	806	1,069
Purchases of investments and advances to affiliates	(10,353)	(4,359)
Additions to prepaid royalties	(22,874)	(19,429)
Reimbursement of deposits on equipment	3,209	2,697

Cash used in investing activities	(309,245)	(434,147)

Financing activities
Proceeds from the issuance of long-term debt	584,784	—
Proceeds from the sale of common stock	326,452	—
Purchases of treasury stock	—	(47,932)
Net increase in borrowings under lines of credit and commercial paper program	4,345	50,882
Net payments on other debt	(13,276)	(10,995)
Debt financing costs	(29,596)	(233)
Dividends paid	(40,347)	(35,989)
Issuance of common stock under incentive plans	84	6,306

Cash provided by (used in) financing activities	832,446	(37,961)

Increase in cash and cash equivalents	769,644	35,986
Cash and cash equivalents, beginning of period	70,649	5,080

Cash and cash equivalents, end of period	$840,293	$41,066

Arch Coal, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(In thousands)
Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G. The following reconciles these items to net income as reported under GAAP.
Adjusted EBITDA:
Adjusted EBITDA is defined as net income before the effect of net interest expense, income taxes and our depreciation, depletion and amortization; less the income or loss of subsidiaries attributable to noncontrolling interests.
Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded to calculate Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. We believe that Adjusted EBITDA presents a useful measure of our ability to service and incur debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate operating performance. In addition, certain one-time events are excluded to make results more comparable between periods. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Net income	$25,216	$98,027	$40,627	$292,719
Income tax expense (benefit)	(6,270)	(26,881)	(9,590)	26,059
Interest expense, net	29,392	16,784	63,182	55,100
Depreciation, depletion and amortization	71,468	72,185	212,986	217,180
Costs related to acquisition of Jacobs Ranch	791	—	7,166	—
(Income) loss attributable to noncontrolling interest	(31)	(179)	11	(727)

Adjusted EBITDA	$120,566	$159,936	$314,382	$590,331

Reconciliation of Adjusted EBITDA to Net Income — 2009 Targets

	Targeted Results
	Year Ended
	December 31, 2009
	Low	High
	(Unaudited)
Net income attributable to Arch Coal, Inc.	$42,000	$65,000
Income tax benefit	(20,000)	(8,000)
Interest expense, net	98,000	96,000
Depreciation, depletion and amortization	314,000	322,000
Costs related to acquisition of Jacobs Ranch	15,000	15,000

Adjusted EBITDA	$449,000	$490,000